Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contacts
--------
Elaine Haney                                         Bob Joyce
Switchboard, Inc.                                    FitzGerald Communications
(508) 898-8146                                       (617) 585-2298
ehaney@switchboard.com                               bjoyce@fitzgerald.com


       SWITCHBOARD AMENDS DIRECTORY PLATFORM AGREEMENT WITH AMERICA ONLINE

    Companies Extend Term and Agree to Combined Online Yellow Pages Offerings

WESTBORO, Mass., October 16, 2003 - Switchboard Incorporated (NASDAQ: SWBD), a leading provider of local online advertising solutions and Internet-based yellow pages, announced today that it has further amended its Directory and Local Advertising Platform Services Agreement of December 2000 with America Online, Inc., under which Switchboard powers yellow pages directories for several AOL properties. The new amendment creates new sales opportunities for both companies, extends the alliance between the two companies for an additional year, until December 2005, and changes the financial structure of the relationship.

Under the amendment, AOL and Switchboard plan to sell advertising products offering national advertisers and local merchants access to the combined distribution, or consumer audience, of both the AOL and Switchboard yellow pages. These advertising products can be sold through the various mutually agreed upon sales channels of both companies, including direct sales, channel partners, telemarketing and self-service. The advertising products will include Switchboard's recently announced LocalClicksSM performance-based advertising product.

Beginning October 1, 2003, AOL will pay Switchboard $4.8 million annually, in monthly installments, for a variety of initiatives, including the provision, maintenance and customization the AOL yellow pages directory platform. Although the amendment eliminates revenue sharing to Switchboard on AOL advertising sold solely into the AOL Yellow Pages, both companies will share in resulting revenues associated with the sale of the combined products.

"Our new deal structure with AOL opens exciting new revenue opportunities by combining our audiences and utilizing our respective sales channels for the purpose of selling Switchboard's latest advertising products, like LocalClicks, to the online local advertising market." said Dean Polnerow, President and Chief Executive Officer of Switchboard.

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"The new deal structure brings an improved level of long term predictability and stability to our relationship, allowing us to better plan, manage, and balance our resources and management attention for the benefit of all aspects of our business," said Bob Orlando, Chief Financial Officer of Switchboard
Incorporated. "As a result of the changes in the financial structure of the agreement, we anticipate that the revenue from our relationship with AOL in the fourth quarter will be lower than what we expect to realize in AOL revenue in our just completed third quarter. Although we expect this decrease will be offset, in part, by revenue increases in other areas of our business, we believe that overall revenue for the fourth quarter will likely be less than that of our third quarter. We anticipate that overall revenue for the third quarter will be in line with previously announced expectations."

Switchboard will provide additional fourth quarter guidance at its third quarter conference call scheduled for Wednesday, October 22, 2003 at 8:30AM EST. The call will be available via Webcast at www.switchboard.com under "About Switchboard--Investor." The conference call will also be available via telephone at 800-946-0719 in the U.S. and 719-457-2645 outside of the U.S., pass code 195502.

Further details regarding the amended agreement are contained in Switchboard's Current Report on Form 8-K filed with the SEC today.

About Switchboard Incorporated
Switchboard is a leading provider of local online advertising solutions for merchants and national advertisers, enabled by our innovative, consumer-oriented, online yellow and white pages directory technology. A pioneer of locally-oriented business searching, Switchboard.com and the sites of its many directory affiliates connect over 9 million unique, ready-to-buy consumers each month with the businesses that have what they need, driving local commerce through online innovation. Switchboard is headquartered in Westborough, MA. For more information, visit www.switchboard.com. ePresence (NASDAQ: EPRE) owns approximately 51.4% of the outstanding shares of Switchboard.

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This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Switchboard's relationship with AOL and the future of AOL's online yellow pages directory business. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Switchboard's alliance with America Online, Inc. may fail to produce the expected benefit; and AOL's on-line yellow pages directory business may fail to develop as anticipated. For a detailed discussion of these and other cautionary statements, please refer to Switchboard's filings with the Securities and Exchange Commission, including Switchboard's Annual Report on Form 10-K filed on March 28, 2003 and most recent

Quarterly Report on Form 10-Q filed on August 8, 2003. Switchboard cautions readers to consider carefully the foregoing factors and other such factors. Further, Switchboard's forward-looking statements speak only as of the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. SOURCE Switchboard Incorporated.